Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement on Form S-4 being filed by Aon Global Limited (“Aon Global”) for the registration of its Class A Ordinary Shares and in the related Proxy Statement/Prospectus of Aon Global and Aon Corporation (the “Company”) and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
January 12, 2012